Exhibit 99.1

Proteostasis Therapeutics Announces Closing of Follow-On Public Offering of Common Stock

Cambridge, Mass., September 14, 2016 – Proteostasis Therapeutics, Inc. (NASDAQ: PTI), a biopharmaceutical company developing small molecule therapeutics to treat diseases caused by dysfunctional protein processing such as cystic fibrosis, today announced the closing of its follow-on public offering of 5,000,000 shares of its common stock at a public offering price of $13.00 per share, before the underwriting discount. All of the shares sold were offered by Proteostasis Therapeutics, Inc. The gross proceeds from the offering are $65 million, before deducting the underwriting discount and expenses associated with the offering payable by the company. In addition, the company has granted the underwriters a 30-day option to purchase up to an additional 750,000 shares of its common stock at the public offering price, less the underwriting discount.

Leerink Partners and RBC Capital Markets acted as joint book-running managers. H.C. Wainwright & Co. acted as lead manager and Baird acted as co-manager.

A registration statement on Form S-1 relating to the securities sold in the offering was declared effective by the Securities and Exchange Commission on September 8, 2016. This offering was made only by means of a prospectus. Copies of the final prospectus relating to this offering may be obtained by contacting: Leerink Partners LLC, c/o Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA 02110, or by email at syndicate@leerink.com, or by phone at (800) 808-7525, ext. 6142; or RBC Capital Markets, LLC, Attention: Equity Syndicate, 200 Vesey Street, 8th Floor, New York, NY 10281, Telephone: (877) 822-4089, Email: equityprospectus@rbccm.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Proteostasis Therapeutics, Inc.

Proteostasis Therapeutics, Inc. is a biopharmaceutical company dedicated to the discovery of groundbreaking therapies to treat diseases caused by dysfunctional protein processing, such as cystic fibrosis (CF). Headquartered in Cambridge, MA, the Proteostasis Therapeutics team focuses on identifying therapies that modulate the proteostasis imbalance in cells and restore protein function.

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Luke Heagle, Pure Communications, Inc.

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